Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Digital Power Corporation on Form S-8 of our report dated April 10, 2017, with respect to our audit of the consolidated financial statements of Digital Power Corporation and Subsidiary as of December 31, 2016 and for the year ended December 31, 2016, appearing in the Annual Report on Form 10-K of Digital Power Corporation for the year ended December 31, 2016.

/s/ Marcum llp

Marcum llp

New York, NY

April 10, 2017